Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

BLUE DOLPHIN REPORTS FULL YEAR 2025 FINANCIAL RESULTS

●  Total gross profit of $8.7 million for the twelve months ended December 31, 2025 (the "Full Year 2025") compared to $3.9 million for the twelve months ended December 31, 2024 (the "Full Year 2024").

●  Net loss of $5.6 million, or a loss of $0.38 per share, for Full Year 2025 compared to a net loss of $8.6 million, or a loss of $0.58 per share, for Full Year 2024.

●  Consolidated earnings before interest, income taxes, depreciation, and amortization (“EBITDA”) of $1.3 million for Full Year 2025 compared to consolidated EBITDA of $(1.5) million for Full Year 2024.

●  Refinery operations EBITDA of $2.9 million for full year 2025 compared to refinery operations EBITDA of $(0.4) million for full year 2024.

HOUSTON, TX / ACCESS Newswire / March 31, 2026 / Blue Dolphin Energy Company ("Blue Dolphin") (OTCQX:BDCO), an independent refiner and marketer of petroleum products in the Eagle Ford Shale region, announced its financial results for the twelve months ended December 31, 2025.

Results of Operations

Blue Dolphin reported total gross profit of $8.7 million and a net loss of $5.6 million, or a loss of $0.38 per share, for Full Year 2025. Comparatively, Blue Dolphin reported a total gross profit of $3.9 million and a net loss of $8.6 million, or a loss of $0.58 per share, for Full Year 2024. Consolidated EBITDA totaled $1.3 million for Full Year 2025 compared to consolidated EBITDA of $(1.5) million for Full Year 2024.

For Full Year 2025, refinery operations loss before income taxes totaled $1.3 million compared to a refinery operations loss before income taxes of $4.9 million for Full Year 2024. Refinery operations EBITDA totaled $2.9 million for Full Year 2025 compared to refinery operations EBITDA of $(0.4) million for Full Year 2024.

See the tables below for a reconciliation of consolidated EBITDA and refinery operations EBITDA to EBITDA,

“Blue Dolphin continued to focus on efficiency, reliability, safety, and cost management throughout 2025,” said Jonathan P. Carroll, Chief Executive Officer of Blue Dolphin Energy Company. “As a result, we achieved a gross profit of $8.7 million and consolidated EBITDA of $1.3 million for the twelve months ended December 31, 2025.”

Liquidity and Working Capital

As of December 31, 2025, Blue Dolphin had $2.0 million in cash and cash equivalents and restricted cash compared to $1.1 million at December 31, 2024, representing a $0.9 million improvement. Blue Dolphin had a working capital deficit of $24.4 million as of December 31, 2025 compared to a working capital deficit of $19.1 million as of December 31, 2024, representing a $5.3 million increase in working capital deficit.

For more information regarding Blue Dolphin's financial results for the twelve months ended December 31, 2025, see Blue Dolphin's Annual Report on Form 10-K as filed with the U.S. Securities and Exchange Commission on March 31, 2026.

Blue Dolphin Energy Company and Subsidiaries

Earnings Release Tables

Condensed Consolidated Statements of Income (Unaudited)

	Twelve Months Ended
	December 31,
	2025	2024
	(in thousands, except per-share amounts)

Total revenue from operations	$279,385	$317,519
Total cost of goods sold	270,705	313,629

Gross profit	8,680	3,890

LEH operating fee, related party	1,033	811
Other operating expenses	554	640
General and administrative expenses	5,291	6,443
Depreciation and amortization	296	232
Impairment of fixed assets	3,026	-
Bad debt expense	-	70
Total cost and expenses	10,200	8,196

Loss before income taxes	(6,908)	(10,165)

Income tax benefit	1,307	1,529

Net loss	(5,601)	(8,636)

Loss per common share
Basic	$(0.38)	$(0.58)
Diluted	$(0.38)	$(0.58)

Reconciliation of Certain Non-U.S. GAAP Measures (Unaudited)

	Twelve Months Ended December 31,
	2025				2024
	Refinery Operations	Tolling & Terminaling	Corporate & Other	Total	Refinery Operations	Tolling & Terminaling	Corporate & Other	Total
	(in thousands)

Income (loss) before income taxes	$(1,254)	$1,911	$(7,565)	$(6,908)	$(4,904)	$1,373	$(6,634)	$(10,165)

Add: depreciation and amortization	1,204	1,367	296	2,867	1,206	1,368	232	2,806
Add: interest, net	2,953	1,774	661	5,388	3,313	1,961	585	5,859

EBITDA	$2,903	$5,052	$(6,608)	$1,347	$(385)	$4,702	$(5,817)	$(1,500)

About Blue Dolphin

Blue Dolphin is an independent downstream energy company operating in the Gulf Coast region of the United States. Subsidiaries operate a light, sweet-crude, 15,000-barrel per day crude distillation tower with over 1.25 million barrels of petroleum storage tank capacity in Nixon, Texas. Blue Dolphin formed in 1986 as a Delaware corporation and trades on the OTCQX under the ticker symbol “BDCO.” For additional information, visit Blue Dolphin's corporate website at http://www.blue-dolphin-energy.com.

Contact:

Jonathan P. Carroll

Chief Executive Officer and President

713-568-4725

Cautionary Statements Relevant to Forward-Looking Information for the Purpose of “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995. This press release contains forward-looking statements relating to Blue Dolphin’s operations based on management’s current expectations, estimates, and projections about the oil and gas industry. Words or phrases such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “advances,” “commits,” “drives,” “aims,” “forecasts,” “projects,” “believes,” “approaches,” “seeks,” “schedules,” “estimates,” “positions,” “pursue,” “may,” “can,” “could,” “should,” “will,” “budgets,” “outlook,” “trends,” “guidance,” “focus,” “on track,” “goals,” “objectives,” “strategies,” “opportunities,” “poised,” “potential,” “ambitions,” “aspires” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties, and other factors, many of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from those expressed or forecasted in such forward-looking statements. The reader should not rely on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Blue Dolphin undertakes no obligation to update publicly any forward-looking statements, whether because of new information, future events, or otherwise.

For a discussion of risk factors that could cause actual results to differ materially from those in the forward-looking statements, please see the factors set forth under the heading “Risk Factors” in Blue Dolphin's 2025 Annual Report on Form 10-K as filed with the U.S. Securities and Exchange Commission (the "SEC") on March 31, 2026 and in subsequent filings with the SEC. Other unpredictable or unknown factors not discussed in this press release could also adversely affect forward-looking statements.

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